Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N  T S

Joe Bennett Tidewater Inc. - EVP, Chief IR Officer

Jeff Platt Tidewater Inc. - President & CEO

Quinn Fanning Tidewater Inc. - EVP & CFO

Jeff Gorski Tidewater Inc. - EVP & COO

C O N F E R E N C E   C A L L   P A R  T I C I P A N T S

Jeff Spitell Clarkson Capital Markets - Analyst

Todd Scholl Wunderlich Securities - Analyst

Jeff Tillery Tudor, Pickering - Analyst

Mathis Dijon Morgan Stanley - Analyst

Matt Conlan Wells Fargo Securities - Analyst

Mark Brown Citigroup - Analyst

P R E S E N T A T I O N

Operator

Welcome to the fiscal year 2014 first quarter earnings conference call. My name is Adrian and I will be your operator for today’s call. At this time all participants are in a listen only mode. Later, we’ll conduct a question and answer session. Please note this conference is being recorded. I will now turn the call over to Joe Bennett. Joe Bennett, you may begin.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Thank you, Adrian. Good morning, everyone, and welcome to Tidewater’s first quarter fiscal 2014 earnings results conference call for the period ended June 30, 2013.

I’m Joe Bennett, Tidewater’s Executive Vice President and Chief Investor Relations Officer. With me this morning on the call are our President and CEO, Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary. We’ll follow our usual conference call format. After the formalities, I’ll turn the call over to Jeff for his initial comments to be followed by Quinn’s review of the financial details for the quarter. Jeff will then provide some wrap-up comments before we open the call for your questions.

During today’s conference call Jeff, Quinn, I and other Tidewater Management may make certain comments that are forward-looking statements and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make during today’s conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the Risk Factors section of Tidewater’s most recent Form 10-K. With that, I’ll turn the call over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thank you, Joe, and good morning to everyone. Earlier this morning we reported fully diluted earnings per share for our first quarter of fiscal 2014 of $0.61, inclusive of several nonrecurring items that were highlighted in our press release and for which Quinn will provide you with some additional information in a moment. Operationally, we performed in line with the guidance provided on our last earnings call. Vessel revenues, which included about one month’s contribution from the five vessel Troms fleet, were nearly $332 million for the June quarter.

Importantly, our revenue performance is consistent with our long held view that our business is in an upturn that will be manifested in increasingly quarterly revenue gains. Based on our latest assessment of the market, we remain confident in that outlook. Our vessel revenue trend reflects the improving health of the global offshore industry, with recent increases in both the size of the global offshore drilling rig fleet and higher utilization rates. Recent announcements of awards for construction of new offshore drilling rigs, both deepwater floaters and jackups, reinforce our positive outlook for these key drivers of our business. Vessel operating costs were higher in the June quarter than in the March quarter, reflecting fleet growth and a heavy dry dock schedule, but were also in line with our prior guidance.

I will remind you that higher R&M costs also penalize us on the revenue line, as vessels do not normally earn revenue as they undergo repairs. Thus, when R&M costs decline in our third and fourth fiscal quarters, as we expect, our quarterly revenue performance should be helped. This revenue repair and maintenance seesaw effect will continue to be an operational fact of life for us, especially since we now have only 32 older vessels left in our active fleet and over 230 new, large, sophisticated vessels that command higher day rates. Beyond the numbers, the June quarter was strategically important for Tidewater.

The Troms Offshore Supply transaction was completed on an expedited basis and I am very pleased with our integration initiatives to date. Through the Troms acquisition, I believe Tidewater has established a scale-able platform that will allow us to participate in an expanding Norwegian offshore market that upgrades our cold climate competencies and allows us to better service our global client base in all major markets. We also completed our exit from the ship repair and ship construction business in the June quarter.

While the Quality Shipyards’ transactions were not particularly consequential from a financial perspective, we realized small gains on the two sale transactions and will be able to modestly reduce our go forward fixed costs due to these dispositions. Most importantly, our exit from a non-core business will allow our team to focus on (1) optimizing what we expect to be a multi-year up cycle in our core OSV business, and (2) developing a business model to deliver differentiated services to our clients. Let me mention three additional points before turning the call over to Quinn.

First, after completing fiscal 2013 with no lost time accidents, we unfortunately experienced two lost time accidents early in this new fiscal year. While these incidents demonstrate that even experienced hands occasionally lose focus and divert their attention from the snake that we daily carry in our hands, I am happy to report that the two individuals involved are on the mend with one already back to work. We are using these incidents as a clarion call for the rest of the team and will strive to reestablish the zero LTA rate we have twice achieved in recent fiscal years and is always our Company’s safety goal.

Second, our vessel fleet utilization rate remains high and day rates continue to increase, although not quite at the pace experienced in the March quarter.

Third, we continue to have very positive negotiations with our Angolan joint venture partner, Sonangol, about a new joint venture arrangement and we hope to have further news to report on this development in the near future. It would be inappropriate to further comment at this time on our negotiations. However, I remain optimistic that we will soon reach a resolution that is positive for both Sonangol and Tidewater, and that we will participate, as partners, in an expected upswing in activity in Angola over the next year or so.

Now, let me turn the call over to Quinn to discuss our financial results for the quarter and provide you some commentary about the next few quarters. Quinn.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thank you, Jeff. Good morning, everyone. First, I will call your attention to a second earnings press release that we put out this morning in order to correct a typo in one of the tables included in our original press release. We also expect to file our quarterly report on Form 10-Q through the EDGAR filing service sometime before the close of business today.

Also, note that we included select operating statistics for our newer vessels, including utilization, average day rates and vessel count by asset class in this morning’s press release. And at least for the near- to intermediate-term, we expect to provide this information in our quarterly filings as well. Finally, note that in this quarter we have stripped vessel operating lease costs, which some associate with financing costs, out of vessel operating costs, and we will instead separately present these costs under the heading, “vessel operating leases” on the face of our income statement on a go forward basis. This should make our results, including vessel operating costs and vessel operating margins, easier to compare to our peer OSV companies.

With those housekeeping items out of the way, as Jeff noted in his introductory remarks, we reported diluted earnings per common share of $0.61 in the June quarter versus diluted earnings per common share of $0.95 for the March quarter. As noted in our press release, net earnings reflect approximately $4.6 million, or $0.07 per share after tax in nonrecurring costs, including transaction expenses associated with the Troms Offshore transaction and our recent settlement of a previously disclosed assessment by the Customs Department of Equatorial Guinea.

To help you tie back to my prior guidance, financial results of Troms Offshore are included from the June 4th date of acquisition through June 30th. Note that Tidewater’s results for the quarter include approximately $3.4 million of Troms vessel revenue, approximately $1.9 million of vessel operating expense, $4.4 million of G&A, including the previously referenced $3.7 million of transaction expenses, and a bit less than $1 million of depreciation expense. The total EPS impact of Troms in the June quarter was approximately negative $0.06, which includes the previously referenced $0.05 per share in nonrecurring costs.

EPS adjusted for Troms results and for the EG settlement was $0.69.

We continue to expect that our recent investments in the Norwegian sector — and more generally in cold climate areas of operation — will be accretive to Tidewater’s consolidated earnings on a prospective basis.

As Jeff noted, reported vessel revenue for the June quarter, at $332 million, when downwardly adjusted for approximately $3 million in Troms vessel revenue, was still at the high end of the vessel revenue guidance range of $320 million to $330 million that I provided in May. Reported vessel operating expense at $196 million, when downwardly adjusted for about $2 million in Troms vessel OpEx and when upwardly adjusted for about $4 million in vessel operating leases, was also within my guidance range of $195 million to $200 million, largely reflecting (as Jeff noted), fleet growth and a expectedly high quarter for dry docks.

Vessel level operating margin at approximately 41% was down about 3 percentage points quarter-over-quarter, but was consistent with our expectations and within the upper half of my prior guidance range. As vessel deliveries and vessels in dry dock are frequently key drivers of quarterly financial results, I will note a couple of items for you in order to provide some initial context.

First, incremental vessel revenue from eight vessels, including the five vessel Troms fleet that were delivered in the June quarter, and six vessels that were delivered in the March quarter, totaled about $8.5 million in the June quarter. Demand for new equipment continued to be very good across most geo markets and the vast majority of our off hire time has generally been driven by shipyard-related down time for vessel repairs and/or vessel modifications and generally non-speculative mobilizations. Otherwise, gaps between our vessel charters have generally been limited.

Second, lost revenue associated with vessels in dry dock was up quarter-over-quarter by almost $8 million, which due to unscheduled downtime admittedly exceeded our relatively high expectations at the time of our last earnings conference call. Consistent with our outlook in May, we anticipate another heavy dry docking quarter in the September quarter, after which at least scheduled shipyard times should begin to moderate. I will return to this topic in a moment.

With these two points in mind, I will note a couple of operating statistics for the June quarter. Average active vessels at 268 vessels were up 3 vessels quarter-over-quarter. Utilization of the active fleet in the June quarter was a respectable 80%, but was off approximately 3 percentage points quarter-over-quarter, again reflecting scheduled and unscheduled shipyard time and perhaps a modest drag associated with newly delivered vessels getting to their first job. Average day rates for the active fleet at approximately $17,000 a day were up about 4% quarter-over-quarter.

Looking now at our two key asset classes.

For the deepwater class of vessels, which accounted for approximately 55% of consolidated first quarter vessel revenue, average active vessel count was up 2 vessels quarter-over-quarter to 82 vessels and totaled 86 vessels at quarter end. Utilization of the active deepwater vessels, at approximately 85%, was basically flat quarter-to-quarter, but remained at a very solid performance level given our heavy dry dock schedule and new vessel deliveries in the quarter. Looking forward, we are planning to add a couple of vessels to this class of equipment in each of the next few quarters, but I would expect utilization in the September quarter to generally remain in the mid 80%s and then move up a couple of percentage points in the second half of the year as scheduled shipyard time begins to fall off.

For the towing-supply and supply class of equipment, which was approximately 38% of consolidated first quarter vessel revenue, the average active fleet count was down 1 vessel quarter-over-quarter to 119 vessels. Utilization of active towing-supply and supply vessels was off about 4 percentage points quarter-over-quarter to approximately 80%. Beyond the June quarter, the towing-supply and supply fleet count may decrease by a vessel or two as the year progresses, but active vessel utilization is expected to move back into the mid 80%s for the balance of the fiscal year.

Turning to vessel operating costs, vessel opex for the June quarter was approximately $196 million, or up about $15 million when compared to the March quarter’s opex, excluding vessel operating leases, of approximately $181 million. While the majority of the quarter-over-quarter increase is repair and maintenance expense, consistent with fleet growth, crew costs are also up quarter-over-quarter. Other cost categories were generally in line with expectations, with offsetting quarter-over-quarter increases and decreases.

Overall vessel-level cash operating margin for the June quarter was $135 million or approximately 41% of vessel revenue.

Looking at our geographic reporting segments, for the Sub-Saharan Africa/Europe segment, which accounted for about 47% of consolidated first quarter vessel revenue, vessel revenue was up about 1.5% quarter-over-quarter, largely reflecting offsetting impacts of a one month contribution from Troms Offshore and a heavy dry docking schedule.

Average active vessels were up three vessels quarter-over-quarter and average day rates were up about 5%. Utilization, however, was off about 5.5 percentage points quarter-over-quarter to 77%, which again largely reflects a particularly high dry docking quarter in the region. Our expectation is that this trend will reverse over the course of the next quarter and utilization will pick up at least a couple of percentage points.

For the America segment, which accounted for approximately 27% of consolidated first quarter vessel revenue, vessel revenue was up about 9%. Like Sub-Sahara Africa/Europe, average active vessels were up only one vessel, but average day rates were up about 6% quarter-over-quarter, reflecting the beginning of new charters in both US Gulf of Mexico and in Brazil. Our internal forecast suggests that average fleet size, utilization and average day rates are all expected to move in a positive direction over the course of the next couple of quarters.

In the MENA segment, which accounts for about 12% of first quarter consolidated vessel revenue, vessel revenue was off about 4% quarter-over-quarter. Average active vessel count was off two vessels quarter-over-quarter; however, active vessel utilization was down about 7 percentage points due to ships in dry dock and the monsoon season slow down. Utilization in MENA, should rebound as the year progresses.

In the Asia/Pacific region, which accounted for about 13% of first quarter consolidated vessel revenue, vessel revenue was also off about 4%, reflecting both a reduction in average active vessels and lower average day rates as a number of large vessels completed contracts in Australia, where day rates tend to be high to compensate for the relatively high crew costs.

Vessel margins in the June quarter for all but the Sub-Saharan Africa/Europe segment, which had a disproportionate share of ships in dry dock during the quarter, were at 45% or better. Sub-Saharan Africa/Europe vessel operating margin was about 35% in the first quarter, but should see a rebound in the coming quarters as the number of ships in dry dock start to trend lower.

Below the vessel operating margin, G&A expense for the June quarter was about $50 million. As previously noted, G&A for the quarter includes about $4.6 million in nonrecurring costs, again related to the Troms transaction and our custom settlement in Equatorial Guinea. Also, included in G&A is approximately $1 million in cost associated with the revaluing of equity based incentives at a materially higher stock price than the price was at the beginning of the June quarter. Adjusting for these items, G&A was actually down modestly quarter-over-quarter.

Finally, note that gains on dispositions, net, include a $4 million gain related to our sale of the remaining assets of our ship repair and ship construction business. Offsetting this gain was approximately $3.9 million in asset impairments that were made in connection with our regular review of the stacked fleet. As of June 30, we had 41 stacked vessels with an average net book value of approximately $522,000.

Turning to our outlook, we continue to expect that the newer vessels within both the deepwater and towing-supply and supply classes of equipment will continue to experience high utilization, positively or negatively impacted by the timing of dry docks. Future quarters should also benefit from a full quarter’s contribution of Troms Offshore. Otherwise, we expect that average deepwater day rates will continue to trend positive, as vessels roll to charters reflecting current market conditions and as we take delivery of additional large deepwater PSVs over the coming quarters. However, we have not yet seen significant rate traction in the towing-supply and supply class of equipment, despite a reasonably strong jackup market.

Our internal forecast, which I think is reasonably conservative, assumes a further mid single-digit percentage improvement in average day rates for deepwater vessels over the remainder of our fiscal 2014 and relatively flat average day rates within the towing-supply and supply class of equipment.

As to prospective fleet count, we expect to take delivery of seven additional vessels in the remainder of fiscal 2014, five of which are deepwater PSVs. Also worth noting, perhaps as another indication of the relative strength of the general OSV market, is the desire on our customers’ part to contract new vessels before their delivery dates. Currently five of the seven vessels, including three deepwater PSVs and two speciality vessels, are contracted for term work upon their deliveries. Interestingly, three separate geo markets are impacted by these term contracts so I don’t think this is a one market phenomenon.

Equally important, we hope to get many of the vessels that have been undergoing repairs and/or regulatory dry docks back on the payroll beginning in the September quarter and continuing into the second half of the fiscal year.

In this context, internal estimates currently peg the September quarter’s vessel revenue somewhere between $350 million and $360 million. Based also on what we know today, opex for the September quarter, excluding approximately $4 million in vessel operating leases, will probably fall within a range of $200 million to $205 million, reflecting — (1) incremental opex related to a full quarter’s results for Troms; (2) new vessel deliveries and (3) still elevated repairs and maintenance expense, which again should begin to taper off in the December quarter.

Based on the vessel revenue and opex guidance ranges provided, vessel operating margin for the September quarter should be somewhere between 42% and 45%. Beyond the September quarter, vessel revenue and vessel operating margins are expected to move up nicely as fiscal 2014 progresses given our positive fundamental outlook, expected fleet additions, and an expectation that dry docking activity will be lower in the second half of the year than it was in the first half of the year.

While it is likely that the timing of dry docks will result in quarter-to-quarter volatility, if we ultimately average $340 million or $345 million in quarterly vessel revenue in the first half of the fiscal year, a reasonable expectation for average quarterly vessel revenue in the second half of the fiscal year would be, plus or minus 10% higher in than first half of the year. Similarly, if vessel operating margins average plus or minus 42% in the first half of the year, a reasonable expectation for vessel operating margin in the second half of the year would be in the mid 40%s or better.

In terms of our expectations for relative performance by region, we expect a nice rebound in the Sub-Saharan Africa/Europe region beginning in our second fiscal quarter, as it works its way through a heavy dry docking schedule and continues to see rate progressions across certain asset classes. Trends are also positive in the Americas region, with the US Gulf of Mexico and Brazil both expected to increase average fleet count, utilization and average day rates in the next couple of quarters, generally by adding larger equipment to the region pursuant to recently executed multi-year term contracts.

Other than a near term increase in utilization, the MENA region is expected to be relatively stable over the next couple of quarters. Revenue and vessel operating margins in Asia/Pac, however, are expected to trend lower with modestly lower average vessel count and less exposure to the high day rate Australian market, given the start dates for new projects that we expect to be supporting in that market.

Go forward general and administrative expense should be in the area of $45 million to $47 million per quarter, reflecting additional shore based support added in connection with the Troms transaction.

As an effective tax rate assumption for fiscal 2014, we are assuming a 24% for the fiscal year, excluding any discrete items. As always, the geographic mix of pretax earnings and margin trends can cause the tax rate to be volatile on a quarter-to-quarter basis.

In sum, after an operationally solid but somewhat noisy June quarter, the September quarter is also expected to be, at least from our perspective, a solid quarter in terms of operating results. As we move into the second half of the fiscal year, the December and March quarters should reflect higher vessel revenue and better margins as a result of lower repair and maintenance expense and less lost revenue due to ships in dry dock.

To summarize Tidewater’s current financial profile, cash flow from operations for the September quarter — excuse me for the June quarter — was a depressed $3 million, largely reflecting a large, though we expect temporary, investment in working capital, which in turn has been driven by changes in Angolan banking laws that are impacting customer remittance procedures for us and for other service companies. We expect that these aberrantly high working capital levels will reverse in coming quarters, as we adjust our procedures and contracting arrangements with our customers in order to comply with new regulatory requirements. To be clear, our customers are paying us. Our near term challenge is repatriating dollar-denominated liquidity that is currently maintained by our JV in local banks.

CapEx, including the Troms purchase, net of assumed debt of approximately $160 million, and proceeds from asset dispositions for the June quarter, were approximately $284 million and approximately $2 million, respectively. In addition to the Troms acquisition, new vessel commitments made in the June quarter totaled $100 million for two large deepwater PSVs to be built in the United States. In total, unfunded vessel commitments at June 30th approximated $650 million, including 31 vessel construction projects and one vessel purchase commitment.

Total debt at June 30th was approximately $1.475 billion and cash at June 30 was approximately $65 million. As a result, net debt at year end was — excuse me, net debt at June 30 — was approximately $1.4 billion and net debt to net book capital at June 30th was approximately 35%. As to financing initiatives, I will note that we remain very comfortable with our overall financial leverage, but we also continue to evaluate refinancing alternatives in regards to some of the debt that was assumed in the Troms transaction.

Total liquidity at June 30th was approximately $385 million, including availability under our new, $900 million, five-year bank credit facility.

As to funding needs, CapEx in the September quarter is expected to be about $100 million based upon commitments as of June 30, 2013.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc. - President & CEO

Thanks, Quinn. I think it’s important to put our recent results and Quinn’s near term guidance in context. We firmly believe the offshore industry cycle is in the early stages of a multi-year growth phase, largely driven by the need for oil and gas companies to find and develop new hydrocarbon reserves and to grow production in order to meet future global energy demand. These efforts are supported by current oil and gas prices that provide our clients with both the necessary cash flow to invest and the incentives to spend on more offshore work.

We have seen solid growth in recent years, specifically in international E&P spending, and fully expect that trend to continue. The quest for energy is expanding offshore into more international areas and more challenging areas, which bodes well for our Company with our global geographic spread of operations. The offshore industry has a significant order book of new building drilling rigs that currently totals about 215 rigs. We believe it is reasonable to estimate that approximately 170 of these new rigs should be employed by the end of 2015, some 30 months from now. If all of these new rigs are additive to the working fleet, the offshore drilling segment will experience about a 20% expansion from today’s record levels. More than likely, not all will be additive to due to retirement of some older rigs, mostly attributable to technological obsolescence.

At the same time, the demands of our customers for more capable offshore drilling rigs that can work in more challenging operating environments will increase the need for larger, more reliable and technologically sophisticated support vessels, such as the ones we have been adding to our fleet during the past few years. Meeting the future needs of our customers is critical as we plan our business. The trends driving the new rig construction market have also been at work in the vessel industry and represent the core philosophy behind our fleet revitalization and expansion efforts. Our recent acquisition of the Troms fleet in the North Sea is an example of our response to these trends.

As I noted at the top of the call, integration efforts have gone smoothly to date and the early performance of the Troms fleet and Troms team has met our expectations. But the true value of our move is reflected by the growing need for vessels in the North Sea and in particular in the Norwegian sector, both of which are enjoying strong activity and pricing gains. Furthermore, we look forward to expanding into other cold water regions, such as Canada, where Troms is now working in the Arctic region, where our clients are targeting future exploration and development activity. Meeting our customers’ needs also forms the foundation for the new business opportunities we are exploring. We look forward to sharing with you some of these initiatives in the foreseeable future.

As the global offshore drilling rig fleet expands, investors have been understandably focused on the growth of the deepwater drilling share of the market. That is an important business driver and one for which Tidewater is well positioned with our new, large, deepwater vessel fleet that stands at 86 active vessels at June 30 with an additional 23 under construction at quarter end.

But I would remind you that the shallow water rig fleet accounts for approximately 64% of the current working offshore rig count. The health of the jackup rig market is an important driver for the performance of our towing-supply vessel segment. At the present time, jackups represent more than half of the new build rigs on order and jackups account for over 60% of the new offshore rigs to be delivered over the next 30 months, offering significant future work opportunities for our towing-supply fleet. Currently, the global jackup rig fleet utilization rate is in the mid 80% range, a recent high point, and signs point to that rate increasing. High utilization for the existing global jackup rig fleet, coupled with its ongoing expansion, means that our 100-plus new towing-supply vessels may be on the cusp of further pricing improvement, which would contribute to our future overall financial performance.

Let me emphasize that we are fully committed to operating a support vessel fleet in the future that can handle the demands in all geographic markets and all water depths in which our clients wish to work. We continue to evaluate other opportunities to grow the Company as part of our dedication to building a stronger and more profitable Company that can take advantage of whatever future offshore opportunities the market presents.

Tidewater has a strong balance sheet with ready liquidity, providing us significant financial flexibility. That flexibility will allow us to capitalize on attractively valued opportunities that might materialize in order to grow our earnings faster. We possess meaningful earnings power and are focused on participating in those rapidly growing offshore market segments that will enable us to create greater value for our shareholders.

We are now ready to take your questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions)

Jeff Spitell, Clarkson Capital Markets

Jeff Spitell - Clarkson Capital Markets - Analyst

Thanks. Good morning, guys.

Good morning, Jeff.

Jeff Spitell - Clarkson Capital Markets - Analyst

Maybe if we can start off, Quinn, and I appreciate the commentary about being a heavy dry docking schedule for the second quarter as well, but I think initially you had spoken about maybe a 10% to 15% year over year uptick in ‘14 versus ‘13 for R&M expense. Is that still a pretty reasonable expectation in your opinion.

Quinn Fanning - Tidewater Inc. - EVP & CFO

My sense will be at the high end of that range or even a bit north of that as a result of some of the unscheduled repairs that we experienced in the current quarter.

Jeff Spitell - Clarkson Capital Markets - Analyst

Okay.

Quinn Fanning - Tidewater Inc. - EVP & CFO

I am not sure I can put a fine point in terms of what the year over year costs will look like in retrospect, but I think it is plus 15% or better at this point.

Jeff Spitell - Clarkson Capital Markets - Analyst

Okay. That’s just fine. One of your more Gulf of Mexico centric competitors had talked a little bit about the new build order book for deep water PSVs in the Gulf of Mexico starting to catch up with the incremental demand drivers. Are you seeing any evidence that things are getting a little frothier in any of the international markets and maybe that order book is starting to catch up with the anticipated uptick in demand?

Jeff Platt - Tidewater Inc. - President & CEO

Jeff, we’re really not seeing that again with the rigs on order and as they’re being delivered. We’re still seeing good opportunities really in most, if not all of the geographic markets we serve.

Jeff Spitell - Clarkson Capital Markets - Analyst

Very encouraging. Appreciate it. Thanks guys.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Thanks Jeff.

Operator

Todd Scholl, Wunderlich Securities with a question. Please go ahead.

Todd Scholl - Wunderlich Securities - Analyst

Good morning guys.

Jeff Platt - Tidewater Inc. - President & CEO

Morning, Todd.

Todd Scholl - Wunderlich Securities - Analyst

You guys kind of touched on my question at the end of your prepared remarks. Basically my question is related to the shallow water market, particularly in the towing-supply class. It seems like that’s an area where you haven’t seen a significant amount of investment in recent years, but yet the demand drivers are there. I think that there is going to be something like four jackups delivered each month for like the next 18 months. So, is it possible, do you guys think, that you could exit this year at around 90% utilization for that class? And can you maybe give us an idea of how optimistic you are on day rates for that particular class.

Jeff Platt - Tidewater Inc. - President & CEO

Todd, we’ve had high utilization in that segment for a while as we have had in deep water, too. Our largest competitor also reports their segments and they’ve had high utilization in the jackup support market, towing-supply and supply. You’re right, when you look at the rig order book, it’s very much weighted over the next 1 year, 1.5 years, lots of Jackups will be delivered. So, when you put that all together we are optimistic.

And I can tell you we are trying very hard to move the day rates there. When you talk about utilizations, you get into the mid 80%s and really try to get up to the 90%, that gets to be almost full utilization when you look at regulatory dry dock, as you have to have, and you do have some movement of vessels maybe from one market to the next. So, getting up to 90%, we could spike up there, but again you get into the mid 80%s to touching on 90%, that’s pretty much full utilization in any vessel class, when you look it on an international basis, not just one market.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Following up on your first point, I’d also note and I think we agree with your — or at least my understanding of your assessment — that the delivery schedule on vessels that would support the new Jackups is kind of one to one at this point. Then, if you think about some of our investor presentations, a 3.5 or so vessel to rig — working rig — ratio is one where we see reasonable equilibrium in the industry. So, one would think that if only one vessel is delivered for every Jackup that’s delivered, you would see some firming up of that supply demand dynamic, assuming that every Jackup that gets delivered isn’t merely replacing one that’s getting retired.

Todd Scholl - Wunderlich Securities - Analyst

Okay. Great. And then, I just had one other question with regard to your acquisition of Troms and really your thoughts on the North Sea going forward. Is that an area where we could see you make incremental investments in addition to the acquisition? I mean is the plan to kind of stand pat there with those vessels right now or should we expect in addition to what you acquired in the Troms order book should we expect you to add vessels to that region as well?

Jeff Platt - Tidewater Inc. - President & CEO

Well, Todd, just before we did the Troms acquisition we’ve made vessel pickups of equipment that was built for the North Sea, built in Europe, so it’s very high end equipment. Again, it’s got the ability to work in the cold water environment. So, that’s a market that in general we like. We look at that as a growth area. Our clients are looking it as a growth area. When you look at the investments being made by some of the very major IOCs, the Arctic region, cold water region is very much a part of where they’re investing for the future. So, again, maybe not the North Sea in and of itself, although that is a big market, that whole cold water environment extends well beyond the North Sea and it’s one that we certainly intend to have a good market share in.

Todd Scholl - Wunderlich Securities - Analyst

Okay. Great.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The fundamental backdrop in the Norwegian sector, in particularly, is pretty positive if you look at the recent discoveries on the NCS and development plans have already been announced. I think, the large PSV requirements in the Norwegian sector are in the mid 70s today. Some of the brokers and others that follow that sector I think generally expect that the, at least PSV requirements in that market, would go from mid 70s up to as high as 100 to 105 vessels over the next couple years. So the demand’s there.

Todd Scholl - Wunderlich Securities - Analyst

Great. Thank you.

Operator

Jeff Tillery, Tudor Pickering on the line with a question. Please go ahead.

Jeff Tillery - Tudor, Pickering - Analyst

Hi. Good morning guys.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Jeff.

Jeff Tillery - Tudor, Pickering - Analyst

Thank you for the outlook as you progress in the second half of the year. That definitely helps us as we think through our model. We are seeing and hearing you talk about the bullish Jackup demand dynamics and you guys trying to push rates. To the extent you’re successful, where should we think about seeing the improvement in the towing-supply rates first, within your fleet? And then you talk about not having much improvement in overall towing-supply rates baked into the internal forecast. Just can you tell us what’s going on on the leading edge for you guys? Are we seeing a little bit of improvement there or no?

Jeff Platt - Tidewater Inc. - President & CEO

We are seeing a little bit, but again the numbers speak for themselves. Again we had a, I think, a bit of an uptick in the rates earlier in the calendar year. Certainly this quarter was pretty much flat to the prior quarters. So when I tell you we are trying to push it, we do. As far as a location, in general the contracting length on tow-supply and supply is shorter than in deep water. But, I wouldn’t look for any region necessary to be a breakout region. I can’t really point you in that direction.

Jeff Tillery - Tudor, Pickering - Analyst

That’s helpful in and of itself. As you look at that implied tightening in the market just given the kind of new build OSV delivery schedules relative to rigs and as we think about the rest of the year, do we think about an acceleration in your capital program as you look out into the next year?

Jeff Platt - Tidewater Inc. - President & CEO

Not really. We have been pretty aggressive over the last you know several years reinvesting in the fleet, if that’s what you are referring to.

Jeff Tillery - Tudor, Pickering - Analyst

Yes.

Jeff Platt - Tidewater Inc. - President & CEO

And I think we will continue to pursue that as opportunities make themselves available. We certainly have the financial position when a ship or ships make sense to us, we have the ability to move on it and other times we don’t. So, I don’t think you are going to see a shift one way or another. We’ll continue to add the assets that we think we need for the market today and into the future.

Jeff Tillery - Tudor, Pickering - Analyst

Then my last question just a detail on the guidance. The SG&A guidance that you gave, is that just for the September quarter or was that for the rest of the year as well?

Quinn Fanning - Tidewater Inc. - EVP & CFO

That range should work on a quarterly basis for the balance of the fiscal year, and really the only adjustment from prior G&A guidance is reflecting the incremental shore based support we picked up with Troms.

Jeff Tillery - Tudor, Pickering - Analyst

Okay. Thank you guys.

Operator

Mathis Dijon, Morgan Stanley on the line with a question. Please go ahead.

Mathis Dijon - Morgan Stanley - Analyst

Good morning gentlemen. Thank you very much for that overview. Pretty much all my questions have been asked. I have one question about the Gulf of Mexico. We have been seeing a lot of tightness there in the market and people have been saying that the deep water market is improving. I was wondering, going forward, how do you see that market? Do you see that market improving further? Do you expect day rates — and how do you expect day rates and utilization to develop there?

Jeff Platt - Tidewater Inc. - President & CEO

Again, when you look at the rig deliveries in the deep water segment, certainly the Gulf of Mexico has another 15 to 20 deep water rigs to the extent that they come in as scheduled. Of course, a lot of those rigs are under construction and there is also a number of OSVs, I think. Our last look there is probably in the mid 70s on deep water PSVs under construction, U.S. flag that are pretty much targeted for this market. So, over the short term, the next 1 year, 1.5 years I think things are in balance to the extent that those rigs are delivered and come into the market as expected. I think there is a reasonable balance. But there is again the order book of U.S. flagged equipment that certainly would be delivered. If there is any delays in the rigs as you look out another 12 to 18 months, the crystal ball gets a little cloudier, I would say.

Mathis Dijon - Morgan Stanley - Analyst

Okay. That was very helpful. That’s it for me. Thank you very much.

Operator

Matt Conlan from Wells Fargo on the line with a question. Please go ahead.

Matt Conlan - Wells Fargo Securities - Analyst

Hi, guys. I have a couple of unrelated questions. First, just a little housekeeping ahead. Two of the Troms vessels I understand have been operating in Canada. Are they going to be counted in the America’s fleet being in the western hemisphere?

Quinn Fanning - Tidewater Inc. - EVP & CFO

Actually, I think it will continue to be reported in our Norwegian segment. It falls within Sub-Saharan Africa/Europe.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. That’s helpful. Then I wanted to just get your read on Brazil. What are kind of the future demand markers you are seeing there? And would you expect moving vessels in or out of that market, on net, over the next 12 months?

Jeff Platt - Tidewater Inc. - President & CEO

Well, Matt, we were successful in a large tender that was actually done a year ago and we are now in the process of delivering those ships. So, our actual operating fleet in Brazil is very much on an upswing, but again that’s the delivery onto a contract. The tender was, I think, well over a year ago when the tender went out. For us, that market will improve because those ships, there is a total of 10, will begin getting on contracts. We’ve actually, I think, got one on now under the new contract. Over the next couple of weeks we expect to get on some others.

Brazil’s deep water. Certainly they talk about the sub salt. So, lots of activity. It’s a tough market. If the rates support it, we would add additional equipment to it. If the rates soften and Petrobras pulls back a little bit, then we won’t. But over the next couple of months our activity level in Brazil will increase fairly significantly because of that tender a year ago.

Matt Conlan - Wells Fargo Securities - Analyst

When do you expect to have all 10 vessels operating there?

Jeff Platt - Tidewater Inc. - President & CEO

I don’t know when the final couple are, but we have one on now. We have, I think, a handful that should get on over the next 1.5 months, something like that. And then the last one, Jeff, do you know when the last one.

Jeff Gorski - Tidewater Inc. - EVP & COO

Yes. So, the one vessel that’s on board, we have six that are currently going through various inspections and temporary importations. So, that’s another six over the next three weeks or so. And then we have another two that are delivered the second window of the tender.

Jeff Platt - Tidewater Inc. - President & CEO

Which is?

Jeff Gorski - Tidewater Inc. - EVP & COO

Which will be before the end of the calendar year.

Matt Conlan - Wells Fargo Securities - Analyst

Okay. Great. Thank you very much.

Quinn Fanning - Tidewater Inc. - EVP & CFO

Matt, just revisiting your first question to the extent that was a surprising or odd response. Normally, when we transfer a vessel from one area to another or one region to another it would shift segments. Two vessels that are in Canada are essentially under the management and oversight of the Norway-based management team. So, I would say it will continue to be reported as I indicated in Sub-Saharan Africa/Europe. But that is an aberration relative to what we normally do.

Matt Conlan - Wells Fargo Securities - Analyst

I suspected it might be that way, which is why I asked the question, just to make sure our model’s clear.

Quinn Fanning - Tidewater Inc. - EVP & CFO

All right. Thanks Matt.

Matt Conlan - Wells Fargo Securities - Analyst

Thank you.

Operator

Mark Brown from Citigroup on line with a question. Please go ahead.

Mark Brown - Citigroup - Analyst

Good morning.

Jeff Platt - Tidewater Inc. - President & CEO

Good morning, Mark.

Mark Brown - Citigroup - Analyst

Hi. Just wanted to check on the status of Sonangol negotiations. It sounded to me a little bit more positive, your commentary. I don’t want to read into anything, but I don’t know if you can talk a little bit about the status of those negotiations and possibly, just in the Angolan market, has your fleet count remained fairly stable over the past few quarters and have your day rates and utilization also remained stable during the past few quarters?

Jeff Platt - Tidewater Inc. - President & CEO

To answer your question on the market in Angola, it’s been fairly steady at a pretty good activity level. And in looking forward just a little bit, there are some bigger projects I think that will be kicking off after the first of the year as Angola gets into their pre-salt activity. So, there is some increase in activity levels in Angola that we see starting after the first of the year and ramping up next year from already fairly high levels. I will let my comments stand on Angola. We don’t like to negotiate in public. We have had some meetings, as we have had over the last several years, that I think have been positive and I remain pretty optimistic that we’re going to get a longer term JV agreement put in place. And as soon as we do, we will certainly come to market and let everybody know.

Mark Brown - Citigroup - Analyst

All right. I had another question just on Troms Offshore. Just curious what the status is of the vessel under construction. You mentioned five vessels you had contribution from in the past quarter and also the seventh, potentially the option, if that’s something that you plan to exercise.

Quinn Fanning - Tidewater Inc. - EVP & CFO

The vessel under construction, I believe, is due to be delivered in January or February of 2014. That’s a PSV 07 design being delivered out of one of Vard’s yards. We haven’t made a decision in regards to the option vessel at this point.

Mark Brown - Citigroup - Analyst

All right. Well, thank you very much.

Operator

And we have no further questions at this time.

Joe Bennett - Tidewater Inc. - EVP, Chief IR Officer

Great. Adrian, thank you very much for hosting this. We appreciate everybody’s involvement in our call today. Have a great day.

Operator

Thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating and you may now disconnect.

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